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WTD INDUSTRIES, INC. AND SUBSIDIARIES                                                     Exhibit 12.2

COMPUTATION OF REGISTRANT'S NET INCOME (LOSS)
TO AVERAGE TOTAL ASSETS
    (In Thousands, Except Ratios)

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                                                                     YEAR ENDED APRIL 30,
                                         -------------------------------------------------------------
                                            1995         1994        1993        1992        1991
                                            -------     --------     -------     -------     -------
NET INCOME (LOSS)                       $     3,700 $      6,300 $    23,758 $     2,992 $   (85,152)
                                           ========     ========    ========    ========    ========
AVERAGE TOTAL ASSETS
 Beginning of period                    $    97,100 $    100,039 $   113,561 $   106,038 $   220,930
 End of period                               88,944       97,100     100,039     113,561     106,038

   Average                              $    93,022 $     98,570 $   106,800 $   109,800 $   163,484
                                           ========     ========    ========    ========    ========

RATIO OF NET INCOME (LOSS) TO
 AVERAGE TOTAL ASSETS                           4.0 %        6.4 %      22.2 %       2.7 %     (52.1)%

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